SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Tilson Investment Trust

Address of Principal Business Office:

                145 East 57th Street, Suite 1100
                New York, New York 10022

Telephone:      800-773-3863

Agent for Service of Process:

                Julian G. Winters
                The Nottingham Company
                116 South Franklin Street
                Post Office Box 69
                Rocky Mount, North Carolina  27802-0069
                252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES /X/
                NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 23rd day of July, 2004.


[SEAL]                          Signature: Tilson Investment Trust


                            By: /s/ Julian G. Winters
                                ________________________________
                                Julian G. Winters
                                Trustee


Attest:  /s/ C. Frank Watson III
         ______________________________
         C. Frank Watson III
Title:   Secretary